PRESS RELEASE | August 7, 2025 | NASDAQ: PLL

PIEDMONT LITHIUM REPORTS Q2 2025 RESULTS
•Piedmont recorded shipments of approximately 20,200 dmt of spodumene concentrate and recorded revenue of $11.9 million in Q2’25
•NAL produced 58,533 dmt and recorded 93% mill utilization and 73% lithium recovery in Q2’25
•Piedmont had $56.1 million in cash and cash equivalents as of June 30, 2025
•Piedmont adjourned its Special Meeting of Stockholders related to the proposed merger with Sayona Mining to August 11, 2025 to allow additional time for shareholders to vote
Belmont, North Carolina, August 7, 2025 – Piedmont Lithium Inc. (“Piedmont,” the “Company,” “we,” “our,” or “us”) (Nasdaq: PLL; ASX: PLL), a leading North American supplier of lithium products critical to the U.S. electric vehicle supply chain, today reported its second quarter 2025 financial results.
Piedmont shipped approximately 20,200 dry metric tons (“dmt”) of spodumene concentrate (~5.3% Li2O) and recognized $11.9 million in revenue in Q2’25. The Company’s realized price per dmt was $587 in Q2’25. Piedmont expects to ship approximately 113,000 to 125,000 dmt of spodumene concentrate in 20251. Planned production at North American Lithium (“NAL”) supports the Company’s 2025 shipment guidance.
NAL achieved a new quarterly production record of 58,533 dmt of spodumene concentrate in Q2’25, with lithium recovery averaging 73% and mill utilization of 93% – both representing new performance records since the restart of operations in 2023. Unit operating costs improved to A$1,232 (US$791) per dmt sold, declining 10% quarter-over-quarter with the increase in production and operating efficiencies.2
At our joint venture Ewoyaa Lithium Project (“Ewoyaa”), revised terms of the Mining Lease are being negotiated by Ghana’s Cabinet ahead of being presented for review by Parliament. Development of the project remains subject to the outcome of the mining lease ratification, additional regulatory approvals, prevailing market conditions, and project financing.
As of June 30, 2025, Piedmont reported cash and cash equivalents of $56.1 million. The Company remains focused on disciplined capital allocation in response to current lithium market conditions. At the Carolina Lithium Project, Piedmont adjusted near-term land acquisitions to conserve capital while continuing to advance critical permits, including the project’s air permit application and North Carolina General Stormwater permit.
With respect to the proposed merger with Sayona Mining, Piedmont adjourned its Special Meeting of Stockholders (the “Special Meeting”) to August 11, 2025 in order to provide shareholders additional time to vote on the transaction.
“NAL continued to demonstrate strong operational performance in the second quarter amidst a challenging lithium market,” said Keith Phillips, President and CEO of Piedmont Lithium. “NAL achieved record lithium recovery and mill utilization rates, resulting in record quarterly production and sales, which include over 20,000 tons delivered to and sold by Piedmont. As we approach our Special Meeting on August 11, we encourage all shareholders to vote on the proposed merger with Sayona Mining, which we believe is a strategic step toward enhancing long-term value.”

1 The timing of shipments is subject to shipping logistics, port and weather conditions, and customer requirements.
2 See Sayona Mining Quarterly Activities Report filed with the ASX on July 30, 2025.

Proposed Merger of Piedmont Lithium and Sayona Mining
Piedmont Lithium and Sayona signed a definitive merger agreement on November 18, 2024 to combine the two companies (the “Merger”) to create a leading North American lithium business.
Piedmont convened a Special Meeting of Stockholders (the “Special Meeting”) on Thursday, July 31, 2025 for shareholders to vote on the Merger. At the time of the Special Meeting, a total of 41.52% of the common stock outstanding and entitled to vote were present at the Special Meeting which fell short of the requirement for a majority of shares of common stock outstanding and entitled to vote to reach a quorum and approve the Merger. At the time of the Special Meeting, 97.86% of the votes cast were in favor of the Merger.
The Company adjourned the Special Meeting until Monday, August 11, 2025 to provide additional time for shareholders to participate in the vote. Piedmont remains committed to pursuing the Merger and strongly encourages all shareholders to vote.
Sayona also held an Extraordinary General Meeting (the “Sayona EGM”) for Sayona shareholders to vote on the Merger on July 30, 2025. Sayona shareholders voted to approve the Merger at the Sayona EGM with 97.34% of votes cast in favor.

Second Quarter 2025 Financial Highlights
All references to dmt in this release relate to spodumene concentrate.

	Units	Q2’25	Q1’25	Q2’24
Sales
Concentrate shipped	dmt thousands	20.2	27.0	14.0
Revenue	$ millions	11.9	20.0	13.2
Realized price(1)	$/dmt	587	741	945
Li2O content(2)%		5.3	5.4	5.5
Realized cost of sales(3)	$/dmt	668	736	900

Profitability
Gross profit	$ millions	(1.6)	0.1	0.6
Gross profit margin	%	(13.8)	0.7	4.7
Net loss	$ millions	(9.7)	(15.6)	(13.3)
Diluted EPS	$	(0.44)	(0.71)	(0.69)
Adjusted net loss(4)	$ millions	(7.7)	(10.1)	(12.7)
Adjusted diluted EPS(4)	$	(0.35)	(0.46)	(0.65)
Adjusted EBITDA(4)	$ millions	(7.7)	(10.1)	(13.2)

Cash
Cash and cash equivalents(5)	$ millions	56.1	65.4	59.0
___________________________________________________________
(1) Realized price is the average estimated price, net of certain distribution and other fees, which includes reference pricing data up to the respective period end and is subject to final adjustment. The final adjusted price may be higher or lower than the estimated average realized price based on future price movements.
(2) Weighted average Li2O content for shipments made during the respective period.
(3) Realized cost of sales is the average cost of sales including Piedmont’s offtake pricing agreement with Sayona Quebec Inc. (“Sayona Quebec”) for the purchase of spodumene concentrate at a market price subject to a floor of $500 per dmt and a ceiling of $900 per dmt, adjusted for product grade, freight, and insurance.
(4) See non-GAAP Financial Measures at the end of this release for a reconciliation of non-GAAP measures.
(5) Cash and cash equivalents are reported as of the end of the period.

Second Quarter and Recent Business Highlights
Piedmont Lithium
•Shipped approximately 20,200 dmt (~5.3% Li2O) of spodumene concentrate from NAL to customers in Q2’25 and recognized $11.9 million in revenue with an average realized sales price of $587 per dmt. On an SC6 equivalent basis, our realized price per metric ton was $668.
•Piedmont remains committed to pursuing the proposed merger with Sayona Mining and adjourned the Special Meeting on July 31, 2025 to August 11, 2025 to allow stockholders additional time to vote their shares. At the original time of the meeting, 97.86% of the votes cast were in favor of the transaction with 41.52% of the common stock outstanding and entitled to vote represented. For the merger proposal to pass, Piedmont requires a quorum of more than 50% of the shares of common stock outstanding to vote in favor.
•In April 2025, Piedmont announced key regulatory approvals for the merger were received in the United States and Canada.
•In April 2025, Piedmont announced the signing of a revised merger agreement with Sayona which incorporated, among other things, an updated exchange ratio to incorporate the terms of a proposed reverse stock split to be undertaken by Sayona as part of the merger, subject to Sayona shareholder approval.
North American Lithium (Quebec, Canada)
•In Q2’25, NAL achieved quarterly production of 58,533 dmt and shipped approximately 67,000 dmt, with approximately 20,200 dmt sold to Piedmont.
•Production increased approximately 35% compared to the prior quarter and saw the benefit from new quarterly records for lithium recoveries (73%) and mill utilization (93%).
•In April 2025, the final results from the 2024 NAL drilling program were released. The results reinforce the potential for a future expansion at NAL and will be incorporated into an updated Mineral Resource Estimate, which is expected to be released in the coming weeks.
•Concentrate shipped by Piedmont and produced and shipped by NAL:

	Share	Units	Q2’25	Q1’25	Q2’24
Piedmont Lithium
Concentrate shipped	100%	dmt thousands	20.2	27.0	14.0

North American Lithium
Concentrate produced	100%(1)	dmt thousands	58.5	43.3	49.7
Concentrate shipped	100%(2)	dmt thousands	67.0	27.0	27.7
___________________________________________________________
(1) Concentrate produced represents 100% of NAL’s production.
(2) Concentrate shipped represents 100% of NAL’s shipments, inclusive of shipments to Piedmont.
Note: The table above reports quarterly and year-to-date information in accordance with Piedmont’s fiscal year reporting, which is on a calendar-year basis. Concentrate produced and concentrate shipped (above) are reported in the periods in which activities occurred. For financial statement purposes, Piedmont reports income (loss) from its 25% ownership in Sayona Quebec, which includes NAL, on a one-quarter lag.

Ewoyaa Lithium Project (Ghana)
•In June 2025, our joint venture partner Atlantic Lithium announced changes to its corporate leadership team and other initiatives focused on cost-cutting. As part of the initiatives, day-to-day management of Atlantic Lithium was consolidated under Chief Executive Officer Keith Mueller.
•In July 2025, Atlantic Lithium provided an update related to ongoing negotiations related to the Mining Lease for the Ewoyaa Lithium Project. The update noted that Ghana’s Minister of Lands and Natural Resources confirmed that revised terms of the Mining Lease were being negotiated in light of the lithium price environment.
Carolina Lithium (North Carolina)
•Piedmont continues to pursue an air permit application currently under review by North Carolina’s Division of Air Quality, which would allow for up to 60,000 tons per year of lithium hydroxide production at Carolina Lithium, and a North Carolina General Stormwater permit.
2025 Outlook

	Units	H1’25	Q3’25	Q4’25	FY25
Shipments	dmt thousands	47	23 — 27	43 — 50	113 — 125
Capital expenditures	$ millions	2	0 — 1	0 — 2	3 — 5
Investments in and advances to affiliates	$ millions	7	3 — 5	3 — 6	13 — 18

Under our offtake agreement with Sayona Quebec, Piedmont has the right to purchase the greater of 50% of production or 113,000 dmt per year. Based on the production projection, customer requirements, and per the Company’s offtake agreement, Piedmont currently expects to ship 23,000 to 27,000 dmt in Q3’25 and approximately 113,000 to 125,000 dmt in full-year 2025. Piedmont and Sayona Mining are continuing to explore commingling shipments to achieve material transport cost savings and improve profitability.
We expect to spend less than $1 million in capital expenditures in Q3’25, the majority of which relate to permitting efforts at Carolina Lithium. Investments in and advances to affiliates reflect cash contributions to Sayona Quebec and advances to Atlantic Lithium for the Ewoyaa Lithium project. Against the backdrop of a challenging lithium price environment, we increased our outlook for full year cash contributions but continue to maintain operational discipline at NAL and progress approvals at Ewoyaa. Despite the increased outlook, we expect payments to affiliates to substantially reduce in 2025 compared to 2024. Our outlook for forecasted capital expenditures and investments in and advances to affiliates is subject to market conditions.
Safety and Sustainability
The Company continued policy development and training to support the long-term objective of establishing a robust safety and health management system. Employee engagement in safety events remained strong and identification and reporting of hazards, unsafe acts, conditions, and safety observations, and near misses continued to improve.

About Piedmont
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium project in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage.

For further information, contact:

Michael White
Chief Financial Officer
T: +1 713 878 9049
E: mwhite@piedmontlithium.com

John Koslow
Investor Relations
T: +1 980 701 9928
E: jkoslow@piedmontlithium.com

Cautionary Note to U.S. Investors
Piedmont’s public disclosures are governed by the U.S. Exchange Act of 1934, as amended, including Regulation S-K 1300 thereunder, whereas NAL discloses estimates of “measured,” “indicated,” and “inferred” mineral resources as such terms are used in the JORC Code and Canada’s National Instrument 43-101. Although S-K 1300, the JORC Code, and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by NAL prepared in accordance with the JORC Code or NI 43-101 may not be comparable to similar information made public by companies, including Piedmont, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.
The statements in the link below were prepared by, and made by, NAL. The following disclosures are not statements of Piedmont and have not been independently verified by Piedmont. NAL is not subject to U.S. reporting requirements or obligations, and investors are cautioned not to put undue reliance on these statements. NAL’s original announcements can be found here: https://www.asx.com.au/markets/company/sya
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, construction, and production activities of Sayona Mining, Atlantic Lithium, and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance, or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining, or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s, or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing, and operating mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental, and production activities, including risks relating to permitting, zoning, and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data, and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation, and regulatory actions, investigations, and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations, and our ability to obtain necessary permits, (xiv) risks related to the completion of our proposed merger with Sayona Mining and related capital raises, and (xv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections, and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections, and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.

PIEDMONT LITHIUM INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue	$11,857	$13,227	$31,853	$26,628
Costs of sales	13,489	12,601	33,351	25,311
Gross profit (loss)	(1,632)	626	(1,498)	1,317
Exploration costs	—	9	—	62
Selling, general and administrative expenses	6,425	9,016	13,196	17,110
Total operating expenses	6,425	9,025	13,196	17,172
Loss from equity method investments	(1,139)	(4,910)	(6,074)	(10,350)
Restructuring charges	(401)	(314)	(684)	(2,094)
Loss from operations	(9,597)	(13,623)	(21,452)	(28,299)
Interest income	537	653	1,236	1,480
Interest expense	(532)	(76)	(1,092)	(298)
Loss on sale of equity method investments	—	—	—	(13,886)
Other (loss) income	(146)	(288)	(4,061)	965
Total other (expense) income	(141)	289	(3,917)	(11,739)
Loss before income taxes	(9,738)	(13,334)	(25,369)	(40,038)
Income tax benefit	—	(2)	—	(3,095)
Net loss	$(9,738)	$(13,332)	$(25,369)	$(36,943)

Basic and diluted:
Net loss per share	$(0.44)	$(0.69)	$(1.16)	$(1.91)
Weighted-average shares outstanding	21,945	19,370	21,942	19,348

PIEDMONT LITHIUM INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts) (Unaudited)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$56,074	$87,840
Accounts receivable	4,100	5,613
Other current assets	5,155	9,186
Total current assets	65,329	102,639
Property, plant and mine development, net	135,722	134,544
Advances to affiliates	41,990	39,548
Other non-current assets	1,392	1,519
Equity method investments	74,113	71,635
Total assets	$318,546	$349,885

Liabilities and Stockholders’ Equity
Accounts payable	$1,144	$5,239
Accrued expenses	2,670	4,313
Payables to affiliates	5,131	6,719
Current debt obligations	26,337	26,472
Other current liabilities	833	3,363
Total current liabilities	36,115	46,106
Long-term debt, net of current portion	2,959	3,652
Operating lease liabilities, net of current portion	769	863
Other non-current liabilities	1,054	1,017
Total liabilities	40,897	51,638

Stockholders’ equity:
Common stock; $0.0001 par value, 100,000,000 shares authorized; 21,946,069 and 21,825,465 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	2	2
Additional paid-in capital	499,226	497,878
Accumulated deficit	(216,974)	(191,605)
Accumulated other comprehensive loss	(4,605)	(8,028)
Total stockholders’ equity	277,649	298,247
Total liabilities and stockholders’ equity	$318,546	$349,885

PIEDMONT LITHIUM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended June 30,
Cash flows from operating activities:	2025	2024
Net loss	$(25,369)	$(36,943)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,873	4,640
Loss from equity method investments	6,074	10,350
Loss on sale of equity method investments	—	13,886
Loss (gain) on equity securities	3,944	(1,594)
Deferred taxes	—	(6,246)
Depreciation and amortization	119	156
Noncash lease expense	85	532
Loss on sale of assets	212	656
Unrealized foreign currency translation gains	(318)	(36)
Changes in assets and liabilities:
Accounts receivable	1,513	(12,725)
Other assets	268	1,950
Operating lease liabilities	(82)	(472)
Accounts payable	(3,948)	(25)
Payables to affiliates	(1,588)	(93)
Deferred revenue	—	24,347
Other liabilities and accrued expenses	(4,111)	(27,164)
Net cash used in operating activities	(21,328)	(28,781)
Cash flows from investing activities:
Capital expenditures	(1,646)	(8,622)
Advances to affiliates	(2,310)	(8,226)
Proceeds from sale of marketable securities	—	45
Proceeds from sale of shares in equity method investments	—	49,103
Additions to equity method investments	(5,129)	(14,966)
Net cash (used in) provided by investing activities	(9,085)	17,334
Cash flows from financing activities:
Proceeds from Credit Facility	14,116	—
Settlements of Credit Facility	(14,116)	—
Payments of debt obligations and insurance premiums financed	(828)	(651)
Payments to tax authorities for employee stock-based compensation	(525)	(654)
Net cash used in financing activities	(1,353)	(1,305)
Net decrease in cash	(31,766)	(12,752)
Cash and cash equivalents at beginning of period	87,840	71,730
Cash and cash equivalents at end of period	$56,074	$58,978

Non-GAAP Financial Measures
The following information provides definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The non-GAAP financial measures presented do not have any standard meaning prescribed by GAAP and may differ from similarly-titled measures used by other companies. We believe that these adjusted measures provide meaningful information to assist management, investors, and analysts in understanding our financial condition and the results of operations. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses.
The following are non-GAAP financial measures for Piedmont:
Adjusted net (loss) income is defined as net (loss) income, as calculated under GAAP, plus or minus the gain or loss from sale of equity method investments, gain or loss on sale of assets, gain or loss from equity securities, gain or loss from foreign currency exchange, restructuring charges including severance and severance related costs and exit costs, and certain other adjustments we believe are not reflective of our ongoing operations and performance. These items include acquisition costs and other fees, and shelf registration costs.
Adjusted diluted earnings per share (or adjusted diluted EPS) is defined as diluted EPS, as calculated under GAAP, before gain or loss on sale of equity method investments, gain or loss on sale of assets, gain or loss from equity securities, gain or loss from foreign currency exchange, restructuring charges including severance and severance related costs and exit costs, and certain other costs we believe are not reflective of our ongoing operations and performance.
EBITDA is defined as net income (loss) before interest expenses, income tax expense, and depreciation.
Adjusted EBITDA is defined as EBITDA plus or minus the gain or loss on sale of equity method investments, gain or loss on sale of assets, gain or loss from equity securities, gain or loss from foreign currency exchange, restructuring charges including severance and severance related costs and exit costs, and certain other adjustments we believe are not reflective of our ongoing operations and performance.
Below are reconciliations of non-GAAP financial measures on a consolidated basis for adjusted net (loss) income, adjusted diluted EPS, EBITDA, and adjusted EBITDA.
Adjusted Net Loss and Adjusted Diluted EPS

	Three Months Ended
	June 30, 2025		March 31, 2025		June 30, 2024
(in thousands, except per share amounts)		Diluted EPS		Diluted EPS		Diluted EPS
Net loss	$(9,738)	$(0.44)	$(15,631)	$(0.71)	$(13,332)	$(0.69)
Loss on sale of assets	132	0.01	80	—	656	0.03
Loss (gain) on equity securities(1)	304	0.01	3,640	0.17	(210)	(0.01)
Loss from foreign currency exchange(2)	(290)	(0.01)	195	0.01	(158)	(0.01)
Restructuring charges(3)	401	0.02	283	0.01	314	0.02
Other costs(4)	1,459	0.07	1,369	0.06	81	—
Tax effect of adjustments(5)	—	—	—	—	(2)	—
Adjusted net loss	$(7,732)	$(0.35)	$(10,064)	$(0.46)	$(12,651)	$(0.65)
______________________________________________________
(1) Loss (gain) on equity securities represents realized and unrealized gains on our equity security holdings in Atlantic Lithium and Ricca Resources.
(2) Loss from foreign currency exchange primarily relates to currency fluctuations in our foreign bank accounts denominated in Canadian dollars and Australian dollars and marketable securities denominated in Australian dollars.
(3) Restructuring charges relate to severance and reorganization related costs and exit costs related to our 2024 Cost Savings Plan.
(4) Other costs include legal and transactional costs related to certain strategic transactions and shelf registration costs.
(5) No income tax impacts have been given to any items that were recorded in jurisdictions with full valuation allowances.

EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands)	June 30, 2025	March 31, 2025	June 30, 2024
Net loss	$(9,738)	$(15,631)	$(13,332)
Interest income, net	(5)	(139)	(577)
Income tax benefit	—	—	(2)
Depreciation and amortization	56	—	75
EBITDA	(9,687)	(15,707)	(13,836)
Loss on sale of assets	132	80	656
Loss (gain) on equity securities(1)	304	3,640	(210)
Loss from foreign currency exchange(2)	(290)	195	(158)
Restructuring charges(3)	401	283	314
Other costs(4)	1,459	1,369	81
Adjusted EBITDA	$(7,681)	$(10,140)	$(13,153)
______________________________________________________
(1) Loss (gain) on equity securities represents realized and unrealized gains on our equity security holdings in Atlantic Lithium and Ricca Resources.
(2) Loss from foreign currency exchange primarily relates to currency fluctuations in our foreign bank accounts denominated in Canadian dollars and Australian dollars and marketable securities denominated in Australian dollars.
(3) Restructuring charges relate to severance and reorganization related costs and exit costs related to our 2024 Cost Savings Plan.
(4) Other costs include legal and transactional costs related to certain strategic transactions and shelf registration costs.